Exhibit 23.7

CONSENT OF Baoquan Zhang

Pursuant to Rule 438 under the Securities Act of 1933, the undersigned John Zhuang Yang consents to be named in the Registration Statement on Form F-1 of Changyou Limited, and in all amendments and supplements thereto, as a proposed member of the board of directors and of the audit committee of the board of directors of Changyou.com Limited.

Date: March 24, 2009	/s/ Baoquan Zhang
Baoquan Zhang